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                                                                      EXHIBIT 11

                 THE GILLETTE COMPANY AND SUBSIDIARY COMPANIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

      (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS, SHARES IN MILLIONS)

                                                                  1996        1995         1994
                                                                 ------      -------      ------
NET INCOME PER COMMON SHARE -- ASSUMING NO DILUTION

  Net income as reported........................................ $948.7      $1069.1      $919.1
  Less: Preferred Stock Dividends, net of tax benefit...........   (4.6)        (4.7)       (4.7)
                                                                 ------      -------      ------
  Net income available to Common Shareholders................... $944.1      $1064.4      $914.4
                                                                 ======      =======      ======
  Average common shares outstanding.............................  553.5        549.9       548.2
  Reported net income per common share.......................... $ 1.71      $  1.94      $ 1.67
NET INCOME PER COMMON SHARE -- ASSUMING FULL DILUTION
  Net income available to Common Shareholders (as above)........ $944.1      $1064.4      $914.4
  Add: Series C ESOP Preferred Stock dividend, net of tax
     benefit....................................................    4.6          4.7         4.7
  Deduct: Additional ESOP costs, net of tax benefit.............    (.7)        (1.6)       (2.2)
                                                                 ------      -------      ------
  Adjusted net income available to common shareholders.......... $948.0      $1067.5      $916.9
                                                                 ======      =======      ======
  Average common shares outstanding.............................  553.5        549.9       548.2
  Add: Conversion of Series C ESOP Preferred Stock..............    6.4          6.5         6.6
        Net additional common shares upon exercise of stock
       options..................................................   10.0          8.2         5.9
                                                                 ------      -------      ------
  Adjusted average common shares outstanding....................  569.9        564.6       560.7
                                                                 ------      -------      ------
  Net income per common share -- assuming full dilution......... $ 1.66      $  1.89      $ 1.64

1994 per share amounts and average number of shares outstanding have been restated to give effect to the two-for-one stock split effected as a 100% common stock dividend to holders of record on June 1, 1995.

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